EXHIBIT 99.24

               Hydromer, Inc. Announces Settlement in a
                          Trade Secret Case

    BRANCHBURG, N.J.--(BUSINESS WIRE)--May 1, 2007--In February, 2007, Hydromer, Inc. filed suit in the U.S. District Court for the District of New Jersey against Liou Liang Horng, a former employee, and Gelwell Biotech Corporation, a Taiwan corporation. (civil action
07-cv-967;(AET)(TJB))

    Hydromer has asserted that Horng has violated certain employment and consulting agreements with Hydromer and has violated Hydromer's rights in its proprietary trade secrets by, inter alia, disclosing in Horng patent applications Hydromer's proprietary formulations developed during Horng's employment with Hydromer, and forming Gelwell to commercially exploit these formulations in violation of Horng's employment agreement. Gelwell/Horng deny personal jurisdiction in this court and deny all allegations in the Complaint. The case has been settled and defendants have paid Hydromer's attorney's fees and assigned all the patent rights involved in this matter over to Hydromer. The suit was dismissed without prejudice in light of the settlement.

    Hydromer, Inc. is a technology-based company involved in the research and development, manufacture and commercialization of specialized polymer and hydrogel products for medical device, pharmaceutical, animal health, cosmetic, personal care, and industrial uses. For the latest information about Hydromer, Inc. and its products, please visit our web site at http://www.hydromer.com.

    CONTACT: Hydromer, Inc.
             Robert Y. Lee, 908-722-5000
             CFO